Contact:
Curt Stoelting
CEO
ph: 630-633-3408
or
Jody Taylor
CFO
ph: 630-633-3151

RC2 Corporation Reports Strong 2003 Fourth Quarter Results;
Caps Another Successful Year

Bolingbrook, IL – February 25, 2004 – RC2 Corporation (NASDAQ:RCRC) today announced its results for the fourth quarter and year ended December 31, 2003. Fourth quarter net sales increased 84.8% to $100.8 million compared with $54.6 million for the fourth quarter a year ago and by 5.2% compared with pro forma fourth quarter 2002 net sales. Net sales for the 2003 year increased 44.7% to $310.9 million from $214.9 million for 2002. Pro forma net sales for the 2003 year decreased approximately 6.2% to $327.5 million versus pro forma net sales of $349.3 million for 2002. Actual results include Learning Curve International, Inc. (Learning Curve), from March 1, 2003. As this acquisition was accounted for using the purchase method, actual results for periods prior to the acquisition effective date do not include any results for Learning Curve. Pro forma amounts assume that the Learning Curve acquisition occurred as of the beginning of the applicable period.

Net income for the 2003 fourth quarter increased 122.1% to $15.6 million or $0.85 per diluted share compared with $7.0 million or $0.41 per diluted share in the 2002 fourth quarter. Net income for the year ended December 31, 2003 increased 55.3% to $38.4 million or $2.12 per diluted share as compared with $24.7 million or $1.47 per diluted share for the year ended December 31, 2002. Net income for the fourth quarter and year ended December 31, 2003 includes a reduction in income tax provision of approximately $1.6 million or $0.09 per diluted share, primarily related to the recognition of foreign net operating losses. Net income for the year ended December 31, 2003 also includes an income tax provision reduction recorded in the third quarter of $1.8 million or $0.10 per diluted share, related to the reduction in income tax provision and accruals based on the completion of IRS audits for the fiscal years 1998 through 2000, thereby bringing the total earnings per share impact for income tax provision reductions in 2003 to $0.19 per diluted share. For 2004, the Company estimates that its effective income tax rate will range from 35% to 37%.

Fourth Quarter Operating Results

The fourth quarter net sales increase was primarily attributable to the addition of Learning Curve. Sales increases occurred in the traditional children’s toys, automotive, high performance and racing vehicle replicas, agricultural, construction and outdoor sports vehicle replicas and collectible figures categories and were partially offset by decreases in sports trading cards and racing apparel and souvenirs. (Refer to the attached supplemental sales reporting schedule.) Gross margins were maintained within the Company’s targeted range, coming in at 51.5% for the fourth quarter of 2003, as compared with 51.0% in the prior year fourth quarter. Selling, general and administrative expenses as a percentage of net sales were 31.1% in the fourth quarter of 2003 compared with 30.6% in the fourth quarter of 2002, due to the addition of Learning Curve. The Company continued to de-emphasize sales of certain low volume/margin products and realized a portion of the significant integration cost savings from the Learning Curve acquisition. As a result, operating income increased to $20.6 million from $11.1 million in the prior year fourth quarter. As a percentage of net sales, operating income was consistent at 20.4% for the fourth quarter of each year.

Year to Date Operating Results

The net sales increase for the year was attributable to the addition of Learning Curve. Sales increases occurred in the traditional children’s toys and collectible figures categories. (Refer to the attached supplemental sales reporting schedule.) Gross margin for the 2003 year was 52.1% compared with 52.2% for 2002 while selling, general and administrative expenses as a percentage of net sales were 33.7% compared with 32.7%, due to the addition of Learning Curve. Operating income increased to $57.2 million or 18.4% of net sales for the year ended December 31, 2003 compared with $41.9 million or 19.5% of net sales for the year ended December 31, 2002.

Balance Sheet Update

The Company has continued to generate strong cash flow and has reduced its debt by $40 million from its highest debt level since the Learning Curve acquisition. On December 31, 2003, the Company’s outstanding debt balance was $85 million compared with $117 million on September 30, 2003 and its year end cash balances exceeded $16 million. As of December 31, 2003 the Company has fully reserved for any pre-bankruptcy accounts receivable from FAO Inc. or KB Toys, Inc.

Commentary

Curt Stoelting, Chief Executive Officer, said, "We take great pride in our strong fourth quarter performance. Despite some negative industry trends and what has continued to be a challenging retail sales environment, our fourth quarter performance was driven by sales increases, stable gross margins and the realization of cost savings from the Learning Curve acquisition. Through the end of 2003, we estimate that annualized integration cost savings of over $9 million have been achieved."

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Stoelting continued, "Finishing strong, enabled the Company to exceed the higher end of the Company’s previously announced range for earnings per share growth in 2003, a performance that reflects the dedicated efforts of the entire RC2 team to generate consistent and sustained operating results."

Stoelting added, "We remain committed to our strategy of compelling passionate play for targeted consumers of all ages with a balanced mix of branded toys, collectibles and hobby products that encourage repeat purchases and are fun to own and use. It is this foundation, built on successful acquisitions, that enables us to face the future with a belief that 2004 will be another successful year for RC2 Corporation."

Financial Outlook

For 2004, the Company plans to increase sales in its core product lines as well as introduce new products while continuing to de-emphasize sales of certain low volume/margin products. As previously announced, during 2004 the Company will be developing an all new Bob the Builder preschool product line which will not begin shipping until 2005. Sales increases are dependent on a number of factors including continued success and expansion of existing product lines and successful introductions of new products and product lines and are impacted by overall economic conditions including consumer retail spending and shifts in the timing of that spending and the timing of retailer orders and ship dates.

The Company expects seasonality will continue to be a significant factor and that potential sales and earnings increases are likely to occur in the second half of 2004. The Company believes that the first quarter of 2004 diluted earnings per share may likely be lower than the $0.17 of diluted earnings per share reported in the first quarter of 2003. Pro forma (assuming that the Learning Curve acquisition occurred as of the beginning of the period) diluted earnings per share in the first quarter of 2003 were $0.01. Estimated pro forma diluted earnings per share for 2003, including the $0.19 of reductions in the income tax provision, were $1.96, which is $0.16 lower than the actual diluted earnings per share reported for 2003. Based on potential increased sales volumes, historically consistent gross profit margins, a full year impact from acquisition integration cost savings and reduced interest expense, the Company expects to increase its 2004 diluted earnings per share. The 2004 expected increase compared with estimated 2003 pro forma diluted earnings per share should be in a range of 15% to 18% or $2.04 to $2.09, taking into account the aforementioned 2003 reductions in the Company’s income tax provisions and the estimated 2004 effective income tax rate.

Earnings Conference Call Information

The Company’s quarterly earnings conference call will be held at 4:45 p.m. EST on Wednesday, February 25, and is available live and in replay to all analysts/investors through a webcast service. To listen to the live call, go to www.companyboardroom.com or www.vcall.com at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on CCBN and VCALL.

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Company Description

RC2 (www.rc2corp.com) is a leading producer and marketer of high quality, innovative collectibles and toys targeted at adult collectors and children, as measured by sales and brand recognition. The Company’s diverse product offerings include: agricultural, construction and outdoor sports vehicle replicas; automotive, high performance and racing vehicle replicas; traditional children’s toys; sports trading cards and racing apparel and souvenirs; and collectible figures. These products are sold under the Company’s market-focused brand names, including Racing Champions®, Ertl ® Ertl Collectibles®, Learning Curve™, American Muscle™, AMT ®, W. Britain®, Press Pass®, Eden™, Feltkids® and JoyRide Studios™. The Company supports its brands and enhances the authenticity of its products by linking them with highly recognized licensed properties from John Deere, Harley-Davidson, HIT Entertainment, Lamaze, Case, Polaris, Honda, Caterpillar, Ford, GM, DaimlerChrysler, NASCAR, NHRA, Texaco, Universal Studios, Warner Brothers, DIC Entertainment, Discovery Channel and Microsoft. The Company’s products are marketed through multiple channels of distribution, including chain retailers, specialty and hobby wholesalers and retailers, OEM dealers, corporate accounts for promotional purposes and direct to consumers. The Company sells through more than 20,000 retail outlets located in North America, Europe and Asia Pacific.

Forward Looking Statements

Certain statements contained in this release contain "forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "anticipate," "believe," "could," "expect," "intend," "may,'' "plans," "potential," "should," "will," "could" and "would." Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following: the Company may experience difficulties in integrating its acquisition of Learning Curve; the Company may not be able to manufacture, source and ship new and continuing products on a timely basis; the Company is dependent upon timely shipping of product and unloading of product through West Coast ports as well as timely rail/truck delivery to the Company’s warehouse and/or customers’ warehouses; customers and consumers may not accept those products at prices sufficient for the Company to profitably recover development, manufacturing, marketing, royalty and other costs; the inventory policies of retailers, together with increased reliance by retailers on quick response inventory management techniques, may increase the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight shipping schedules; competition in the markets for the Company's products may increase significantly; the Company is dependent upon continuing licensing arrangements with vehicle manufacturers, agricultural equipment manufacturers, major race sanctioning bodies, race team owners, drivers, sponsors, agents and other licensors; the Company may experience unanticipated negative results of litigation; the Company relies upon a limited number of independently owned factories located in China

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to manufacture a significant portion of its vehicle replicas and certain other products; the Company is dependent upon the continuing willingness of leading retailers to purchase and provide shelf space for the Company's products; and general economic conditions in the Company's markets. Such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

-Tables to Follow-
###

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RC2 Corporation and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share data)

	Quarter ended December 31,		Year ended December 31,

	2003	2002	2003	2002

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$100,824	$54,556	$310,946	$214,925
Cost of sales (1)	48,892	26,755	148,908	102,763

Gross profit	51,932	27,801	162,038	112,162
Selling, general and administrative expenses (1)	31,314	16,692	104,794	70,238
Amortization of intangible assets	30	-	30	-

Operating income	20,588	11,109	57,214	41,924
Interest expense, net	984	(14)	3,477	1,835
Other expense (income)	(264)	(42)	(145)	(603)

Income before income taxes	19,868	11,165	53,882	40,692
Income tax expense	4,256	4,136	15,465	15,947

Net income	$15,612	$7,029	$38,417	$24,745

(1) Depreciation expense was approximately $3.1 million and $2.4 million for the quarters ended December 31, 2003 and 2002, respectively. Depreciation expense was approximately $12.0 million and $9.1 million for the years ended December 31, 2003 and 2002, respectively.

EPS:
Net income per share
Basic	$0.90	$0.43	$2.25	$1.55
Diluted	$0.85	$0.41	$2.12	$1.47
Weighted average shares outstanding
Basic	17,277	16,463	17,060	15,981
Diluted	18,396	17,103	18,105	16,829

	Selected Consolidated Balance Sheet Data
	December 31, 2003	September 30, 2003	December 31, 2002

	(Unaudited)	(Unaudited)	(Unaudited)

Cash and cash equivalents	$16,548	$13,584	$17,104
Trade accounts receivable, net	72,165	77,126	30,911
Inventory	37,464	48,708	23,563
Accounts payable and accrued expenses	48,179	57,633	33,132
Line of credit	35,000	57,000	8,000
Term loan	50,000	60,000	-
Stockholders' equity	$225,299	$202,241	$170,881

General Notes:
(a) Results for 2003 include the results of Learning Curve International, Inc. from March 1, 2003.  As this acquisition was accounted for using the purchase method, periods prior to the acquisition effective date do not include any results for Learning Curve.
(b) The Selected Consolidated Balance Sheet Data as of December 31, 2002 does not include data for Learning Curve.
(c) Certain prior year amounts have been reclassified to conform to the current year presentation.

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RC2 Corporation and Subsidiaries
Supplemental Sales Reporting

(in thousands) (unaudited)
	Quarter ended December 31, 2003	Quarter ended December 31, 2002	Year ended December 31, 2003	Year ended December 31, 2002
Net sales by Category:
Automotive, high performance and racing vehicle replicas	$21,071	$18,675	$76,812	$77,981
Traditional children’s toys	54,702	10,893	141,628	38,823
Agricultural, construction and outdoor sports vehicle replicas	18,311	17,500	55,839	59,512
Sports trading cards and racing apparel and souvenirs	2,684	5,273	25,363	29,788
Collectible figures	2,516	1,593	7,362	7,115
Other	1,540	622	3,942	1,706

Net sales	$100,824	$54,556	$310,946	$214,925

Net sales by Channel:
Chain retailers	$48,244	$19,016	$142,828	$80,056
Specialty and hobby wholesalers and retailers	29,007	14,220	98,076	59,950
OEM dealers	14,643	14,312	38,150	40,763
Corporate promotional	5,383	4,348	17,433	19,733
Direct to consumers	2,051	2,093	10,763	12,954
Other	1,496	567	3,696	1,469

Net sales	$100,824	$54,556	$310,946	$214,925

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